CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Copeland Trust and to the use of our report dated January 29, 2013 on the financial statements of Copeland Risk Managed Dividend Growth Fund. Such financial statements are included in the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 25, 2013